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                            STOCK PURCHASE AGREEMENT


                             DATED EFFECTIVE AS OF


                                OCTOBER 1, 1998


                                  BY AND AMONG

                         HCC INSURANCE HOLDINGS, INC.,

                                      AND

                          SUN EMPLOYER SERVICES, INC.
                             AN ALABAMA CORPORATION

                                      AND

                                HOWARD V. BARTON

                                      AND

                              ELIZABETH A. BARTON


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

                               TABLE OF CONTENTS

                                                                              PAGE
ARTICLE 1           SALE AND TRANSFER OF THE SUN COMMON STOCK. . . . . . . . . 2
     Section 1.1    Sale of Sun Common Stock . . . . . . . . . . . . . . . . . 2
     Section 1.2    Purchase Price . . . . . . . . . . . . . . . . . . . . . . 2
     Section 1.3    Closing Deliveries . . . . . . . . . . . . . . . . . . . . 4
     Section 1.4    Escrow Agreement . . . . . . . . . . . . . . . . . . . . . 4
     Section 1.5    Additional Transfers . . . . . . . . . . . . . . . . . . . 4

ARTICLE 2           REPRESENTATIONS AND WARRANTIES
                    OF SUN AND SHAREHOLDER . . . . . . . . . . . . . . . . . . 5
     Section 2.1    Corporate Existence and Power. . . . . . . . . . . . . . . 5
     Section 2.2    Authorization. . . . . . . . . . . . . . . . . . . . . . . 5
     Section 2.3    Governmental Authorization . . . . . . . . . . . . . . . . 5
     Section 2.4    Non-Contravention. . . . . . . . . . . . . . . . . . . . . 6
     Section 2.5    Capitalization . . . . . . . . . . . . . . . . . . . . . . 7
     Section 2.6    Subsidiaries and Related Entities. . . . . . . . . . . . . 7
     Section 2.7    Sun Financial Statements . . . . . . . . . . . . . . . . . 8
     Section 2.8    Absence of Certain Changes . . . . . . . . . . . . . . . . 8
     Section 2.9    No Undisclosed Liabilities . . . . . . . . . . . . . . . .10
     Section 2.10   Litigation . . . . . . . . . . . . . . . . . . . . . . . .10
     Section 2.11   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .10
     Section 2.12   Employee Benefit Plans, ERISA. . . . . . . . . . . . . . .11
     Section 2.13   Material Agreements. . . . . . . . . . . . . . . . . . . .13
     Section 2.14   Properties . . . . . . . . . . . . . . . . . . . . . . . .13
     Section 2.15   Environmental Matters. . . . . . . . . . . . . . . . . . .14
     Section 2.16   Labor Matters. . . . . . . . . . . . . . . . . . . . . . .15
     Section 2.17   Compliance with Laws . . . . . . . . . . . . . . . . . . .15
     Section 2.18   Trademarks, Trade Names, Etc.. . . . . . . . . . . . . . .15
     Section 2.19   Sale of Sun. . . . . . . . . . . . . . . . . . . . . . . .15
     Section 2.20   Broker's Fees. . . . . . . . . . . . . . . . . . . . . . .15
     Section 2.21   Investment Representation. . . . . . . . . . . . . . . . .15
     Section 2.22   Investments. . . . . . . . . . . . . . . . . . . . . . . .16
     Section 2.23   Investment Company . . . . . . . . . . . . . . . . . . . .16
     Section 2.24   Licenses . . . . . . . . . . . . . . . . . . . . . . . . .17
     Section 2.25   Internal Controls. . . . . . . . . . . . . . . . . . . . .17
     Section 2.26   Insurance. . . . . . . . . . . . . . . . . . . . . . . . .17
     Section 2.27   Financial Solvency . . . . . . . . . . . . . . . . . . . .17
     Section 2.28   Year 2000 Issue. . . . . . . . . . . . . . . . . . . . . .17
     Section 2.29   North Bay Assets . . . . . . . . . . . . . . . . . . . . .18

                                                                              PAGE
ARTICLE 3           REPRESENTATIONS AND WARRANTIES OF  HCC . . . . . . . . . .18
     Section 3.1    Corporate Existence and Power. . . . . . . . . . . . . . .18
     Section 3.2    Corporate Authorization. . . . . . . . . . . . . . . . . .18
     Section 3.3    Governmental Authorization . . . . . . . . . . . . . . . .19
     Section 3.4    Shares of HCC Common Stock . . . . . . . . . . . . . . . .19
     Section 3.5    SEC Filings. . . . . . . . . . . . . . . . . . . . . . . .19
     Section 3.6    Non-Contravention. . . . . . . . . . . . . . . . . . . . .20
     Section 3.7    Absence of Certain Changes . . . . . . . . . . . . . . . .20
     Section 3.8    Compliance with Laws . . . . . . . . . . . . . . . . . . .20
     Section 3.9    Broker's Fees. . . . . . . . . . . . . . . . . . . . . . .21
     Section 3.10   Investment Company . . . . . . . . . . . . . . . . . . . .21
     Section 3.11   Capitalization of HCC. . . . . . . . . . . . . . . . . . .21
     Section 3.12   Investigation. . . . . . . . . . . . . . . . . . . . . . .21
     Section 3.13   Investment Representation. . . . . . . . . . . . . . . . .21

ARTICLE 4           COVENANTS OF THE SHAREHOLDER AND SUN . . . . . . . . . . .22
     Section 4.1    Conduct of Sun . . . . . . . . . . . . . . . . . . . . . .22
     Section 4.2    Access to Financial and Operational Information. . . . . .24
     Section 4.3    Other Offers . . . . . . . . . . . . . . . . . . . . . . .24
     Section 4.4    Maintenance of Business. . . . . . . . . . . . . . . . . .24
     Section 4.5    Compliance with Obligations. . . . . . . . . . . . . . . .25
     Section 4.6    Notices of Certain Events. . . . . . . . . . . . . . . . .25
     Section 4.7    Necessary Consents . . . . . . . . . . . . . . . . . . . .25
     Section 4.8    Regulatory Approval. . . . . . . . . . . . . . . . . . . .25
     Section 4.9    Satisfaction of Conditions Precedent . . . . . . . . . . .25
     Section 4.10   Communications . . . . . . . . . . . . . . . . . . . . . .26

ARTICLE 5           COVENANTS OF  HCC. . . . . . . . . . . . . . . . . . . . .26
     Section 5.1    Conduct of  HCC. . . . . . . . . . . . . . . . . . . . . .26
     Section 5.2    Listing of  HCC Common Stock . . . . . . . . . . . . . . .26
     Section 5.3    Compliance with Obligations. . . . . . . . . . . . . . . .26
     Section 5.4    Notices of Certain Events. . . . . . . . . . . . . . . . .27
     Section 5.5    Rule 144 . . . . . . . . . . . . . . . . . . . . . . . . .27

ARTICLE 6           COVENANTS OF  HCC, THE SHAREHOLDER AND SUN . . . . . . . .27
     Section 6.1    Advice of Changes. . . . . . . . . . . . . . . . . . . . .27
     Section 6.2    Regulatory  Approvals. . . . . . . . . . . . . . . . . . .27
     Section 6.3    Certain Filings. . . . . . . . . . . . . . . . . . . . . .28
     Section 6.4    Satisfaction of Conditions Precedent . . . . . . . . . . .28
     Section 6.5    Confidentiality. . . . . . . . . . . . . . . . . . . . . .28

                                                                              PAGE
     Section 6.6    Tax Cooperation. . . . . . . . . . . . . . . . . . . . . .29
     Section 6.7    Change of Name of Sun. . . . . . . . . . . . . . . . . . .29
     Section 6.8    Public Disclosure of Transaction . . . . . . . . . . . . .29

ARTICLE 7           CONDITIONS TO CLOSING. . . . . . . . . . . . . . . . . . .29
     Section 7.1    Conditions to Obligations of  HCC. . . . . . . . . . . . .29
     Section 7.2    Conditions to Obligations of the Shareholder . . . . . . .32
     Section 7.3    Conditions to Obligations of Each Party. . . . . . . . . .33

ARTICLE 8           TERMINATION OF AGREEMENT . . . . . . . . . . . . . . . . .33
     Section 8.1    Termination. . . . . . . . . . . . . . . . . . . . . . . .33
     Section 8.2    Effect of Termination. . . . . . . . . . . . . . . . . . .34

ARTICLE 9           CLOSING MATTERS. . . . . . . . . . . . . . . . . . . . . .34
     Section 9.1    The Closing. . . . . . . . . . . . . . . . . . . . . . . .34

ARTICLE 10          INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . .35
     Section 10.1   Shareholder Agreement to Indemnify . . . . . . . . . . . .35
     Section 10.2   Indemnification with Respect to Taxes and Licensing. . . .35
     Section 10.3   Indemnification for Other Specified Claims . . . . . . . .35
     Section 10.4   HCC Agreement to Indemnify . . . . . . . . . . . . . . . .36
     Section 10.5   Indemnification of Claim by International Special
                    Risks, Ltd.. . . . . . . . . . . . . . . . . . . . . . . .36
     Section 10.6   Survival of Representations. . . . . . . . . . . . . . . .36
     Section 10.7   Procedure for Indemnification; Third Party Claims. . . . .37

ARTICLE 11          MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . .37
     Section 11.1   Further Assurances.. . . . . . . . . . . . . . . . . . . .37
     Section 11.2   Fees and Expenses. . . . . . . . . . . . . . . . . . . . .38
     Section 11.3   Notices. . . . . . . . . . . . . . . . . . . . . . . . . .38
     Section 11.4   Governing Law. . . . . . . . . . . . . . . . . . . . . . .39
     Section 11.5   Binding upon Successors and Assigns, Assignment. . . . . .39
     Section 11.6   Severability . . . . . . . . . . . . . . . . . . . . . . .39
     Section 11.7   Entire Agreement . . . . . . . . . . . . . . . . . . . . .39
     Section 11.8   Amendment and Waivers. . . . . . . . . . . . . . . . . . .39
     Section 11.9   No Waiver. . . . . . . . . . . . . . . . . . . . . . . . .39
     Section 11.10  Construction of Agreement. . . . . . . . . . . . . . . . .39
     Section 11.11  Counterparts . . . . . . . . . . . . . . . . . . . . . . .40

                            STOCK PURCHASE AGREEMENT


       THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into effective as of October 1, 1998 by and among HCC Insurance Holdings, Inc., a Delaware corporation ("HCC"), Sun Employer Services, Inc., an Alabama corporation ("Sun"), Howard V. Barton (the "Shareholder"), and Elizabeth A. Barton ("Barton").

                                      RECITALS:

       A. The Shareholder owns all of the outstanding stock of Sun (the "Sun Common Stock").

       B. Barton owns all of the outstanding stock of Professional Audit Service, Inc., an Alabama corporation ("PASI"), which prior to the Closing Date, hereinafter defined, will be transferred to Sun.

       C. HCC desires to purchase all of the outstanding stock of Sun from Shareholder after the PASI Stock has been transferred to Sun by Barton, and Shareholder desires to sell to HCC his shares in Sun (being all of the outstanding stock of Sun) for the consideration and on the terms set forth in this Agreement.

       D. The Shareholder and Barton as tenants-in-common own of record one Class F participating share (the "North Bay Share") in North Bay Reinsurance, Ltd., a Cayman Islands Exempted Company ("North Bay"). Prior to the Closing as defined herein, Sun will acquire such North Bay Share.

       E. Sun, the Shareholder and Barton own all of the outstanding membership interests in 7200 Copperfield Company, L.L.C., an Alabama limited liability company (the "Copperfield Drive LLC"), which in turn owns certain real property and a building located at 7200 Copperfield Drive, Montgomery, Alabama. In connection with this Agreement, the Shareholder and Barton will convey all of their membership interests in the Copperfield Drive LLC to Sun.

       F. Sun owns 50% of the membership interests in KIMCO, LLC ("KIMCO") an Alabama limited liability company.

       NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto do hereby agree as follows:

                                   ARTICLE 1

                   SALE AND TRANSFER OF THE SUN COMMON STOCK

       SECTION 1.1   SALE OF SUN COMMON STOCK.

       (a) Subject to the terms and conditions of this Agreement, Shareholder shall sell, transfer and deliver to HCC, and HCC shall purchase from Shareholder, all of the outstanding Sun Common Stock at the Closing, hereinafter defined.

       SECTION 1.2   PURCHASE PRICE.

       (a) The purchase price ("Purchase Price") shall be equal to $24,660,000 and shall be paid by HCC to Shareholder as follows:

              (i) $500,000 in cash (the "Cash Payment") shall be transferred by wire transfer at the Closing to such account as Shareholder shall specify, in immediately available funds; plus

              (ii) at the Closing, HCC shall deliver to the Shareholder a promissory note in the original principal amount of $16,600,000 due January 5, 1998 (the "Note"); plus

              (iii) 378,000 shares of common stock, par value $1.00 per share, of HCC (the "HCC Common Stock") valued at the HCC Stock Value (the "Share Payment"). As used herein, the HCC Stock Value means $20.00 per share. The Share Payment shall be paid as follows:

                     (a) If the gross premium volume of Sun for 1999 equals or exceeds $80,000,000, then the entire Share Payment shall be made by March 1, 2000.

                     (b) If the gross premium volume of Sun for 1999 is less than $80,000,000 but greater than the gross premium volume of Sun for 1998, then a portion of the Share Payment equal to the Achievement Percentage (defined below) multiplied by the full Share Payment shall be made by March 1, 2000. As used herein, the "Achievement Percentage" means the ratio (i) the gross premium volume of Sun for 1999 less the gross premium volume of Sun for 1998 bears to (ii) $80,000,000 less the gross premium volume of Sun for 1998.

                     (c) If the Shareholder has received less then the full Share Payment, the Shareholder shall continue to be eligible to receive the remaining Share Payment with respect to subsequent years based on the respective Subsequent Year Achievement Percentages (defined below) for such subsequent years until the Share Payment has been made in full. As used herein, "Subsequent Year Achievement

              Percentage" means the ratio (i) the actual gross premium volume of Sun for the particular year less the actual gross premium volume of Sun for the prior year bears to (ii) the target premium volume of Sun for the particular year as agreed to by the Shareholder and HCC less the actual gross premium volume of Sun for the prior year. The portion of the Share Payment made with respect to any year subsequent to 1999 shall be equal to the excess, if any, of (x) the Subsequent Year Achievement Percentage with respect to such year multiplied by the full Share Payment, over (y) the cumulative portion of the Share Payment made with respect to all prior years. The portion of the Share Payment with respect to any subsequent year shall be made by March 1 of the following year.

       The Share Payment shall be paid in full and shall become non-forfeitable upon a "Change of Control," as defined herein, of HCC, without regard to the provisions of clauses (a), (b), and (c) above. As used in this Agreement, a Change of Control shall be deemed to have occurred if
(1) any "person" or "group" (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than a trustee or other fiduciary holding securities under an employee benefit plan of HCC becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) directly or indirectly of 50% or more of HCC's then outstanding voting common stock; (2) the shareholders of HCC approve a merger or consolidation with any other corporation, other than a merger or consolidation (a) in which a majority of the directors of the surviving entity were directors of HCC prior to such consolidation or merger or (b) which would result in the voting securities of HCC outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being changed into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation; or (3) the shareholders approve a plan of complete liquidation of HCC or an agreement for the sale or disposition by HCC of all or substantially all of HCC's assets.

              (iv) All HCC Common Stock to be delivered pursuant to this Agreement shall be restricted as to transfer and shall bear the following legend:

       "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933, OR AN OPINION OF COUNSEL FOR THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT."

       SECTION 1.3   CLOSING DELIVERIES.

              At the Closing:

       (a)    Shareholder shall deliver to HCC

              (i) certificates representing the Sun Common Stock, endorsed or transferred to HCC, which shall transfer to HCC good and indefeasible title to the Sun Common Stock, free and clear of all encumbrances; and

              (ii) such other documents including officers' certificates and opinions of counsel as may be required by this Agreement or reasonably requested by HCC.

       (b)    HCC shall deliver to Shareholder

              (i) the Cash Payment to be transferred to an account designated by Shareholder in immediately available funds; and

              (ii) such other documents, including officer certificates and opinions of counsel as may be required by this Agreement or reasonably requested by Shareholder.

       SECTION 1.4 ESCROW AGREEMENT. Pursuant to an Escrow Agreement to be entered into on or before the Closing Date (as hereinafter defined) in substantially the form of Exhibit 1.5 (the "Escrow Agreement"), among HCC, the Shareholder and Harris Trust Company of New York, or such other entity mutually agreeable to HCC and the Shareholder, as Escrow Agent, HCC will withhold $2,460,000 in cash from the amount due under the Note (the "Escrow Payment"). On or before the due date of the Note, HCC will deposit, or cause to be deposited in escrow pursuant to the Escrow Agreement, the Escrow Payment which will be held as collateral for the indemnification obligations of the Shareholder pursuant to Article 10 and to the Escrow Agreement pending its release from escrow in accordance with the terms of the Escrow Agreement. In accordance with, and subject to, the Escrow Agreement, such escrow will be maintained for a period of two (2) years from the Closing Date.

       SECTION 1.5 ADDITIONAL TRANSFERS. At or before the Effective Time, and for the consideration provided for in Section 1.2 of this Agreement, (i) Barton shall transfer to Sun all of the PASI Shares, (ii) the Shareholder and Barton shall transfer to Sun their interest in the North Bay Share, and (iii) the Shareholder and Barton shall transfer to Sun all of their membership interests in the Copperfield Drive LLC, in each case free and clear of all liens and encumbrances.

                                   ARTICLE 2

                        REPRESENTATIONS AND WARRANTIES
                             OF SUN AND SHAREHOLDER

       Except as disclosed in a document referring specifically to this Agreement (the "Sun Disclosure Schedule") which has been delivered to HCC on or before the date hereof, Sun and the Shareholder (jointly and severally) represent and warrant to HCC as set forth below.

       SECTION 2.1 CORPORATE EXISTENCE AND POWER. Sun is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals (collectively, "Governmental Authorizations") required to carry on its business as now conducted, except such Governmental Authorizations the failure of which to have obtained would not have a Material Adverse Effect, as hereinafter defined, on Sun. Sun has delivered to HCC true and complete copies of Sun's Articles of Incorporation and Bylaws as currently in effect. Sun is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Sun. For purposes of this Agreement, a "Material Adverse Effect," with respect to any person or entity (including without limitation Sun and HCC), means a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities (including contingent liabilities), results of operations or prospects of such person or entity and its affiliated companies and subsidiaries and/or parent corporation and/or corporations under the same stock ownership, taken as a whole; and "Material Adverse Change" means a change or a development involving a prospective change which would result in a Material Adverse Effect.

       SECTION 2.2 AUTHORIZATION. Each of the Shareholder, Sun, and Barton has full right, power and authority to enter into this Agreement and each other agreement to be entered into by it in connection with the transactions contemplated hereby. This Agreement and such other agreements contemplated hereby constitute, or upon execution will constitute, valid and binding agreements of the Shareholder, Sun and Barton, enforceable against each of them in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws effecting the enforcement of creditors' rights generally or by general principles of equity.

       SECTION 2.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Shareholder, Sun and Barton, of this Agreement, and the consummation of the transactions contemplated hereunder require no action by Sun, the Shareholder, or Barton or any filing by any of them with any governmental body, agency, official or authority having authority over Sun, other than in respect of:

       (a) compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act");

       (b) compliance with any applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations promulgated thereunder;

       (c) compliance with any applicable foreign or state securities or "blue sky" laws;

       (d) compliance with any requirements of any federal, state, foreign or other insurance or reinsurance or intermediaries or managing general agent laws, including licensing or other related laws; and

       (e) such other filings or registrations with, or authorizations, consents or approvals of, governmental bodies, agencies, officials or authorities, the failure of which to make or obtain (i) would not reasonably be expected to have a Material Adverse Effect on Sun, or (ii) would not materially adversely affect the ability of any party to consummate the transactions contemplated hereby and operate their businesses as heretofore operated.

       SECTION 2.4 NON-CONTRAVENTION. Except with HCC's knowledge and written consent, the execution, delivery and performance by the Shareholder, Sun and Barton of this Agreement and each other agreement to be entered into in connection with this Agreement, and the consummation of the other transactions contemplated hereby and thereby do not and will not:

       (a) contravene or conflict with any of the organizational documents of Sun, PASI, KIMCO, the Copperfield Drive LLC, or North Bay;

       (b) assuming compliance with the matters referred to in Section 2.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Sun, the Shareholder, Barton, PASI, the Copperfield Drive LLC, KIMCO or North Bay;

       (c) conflict with or result in a breach or violation of, or constitute a default under, or result in a contractual right to cause the termination or cancellation of or loss of a material benefit under, or right to accelerate, any material agreement, contract or other instrument binding upon Sun or any material license, franchise, permit or other similar authorization held by Sun, PASI, the Copperfield Drive LLC or KIMCO;

       (d) result in the creation or imposition of any Lien (as hereinafter defined) on any material asset of Sun, PASI, the Copperfield Drive LLC, or KIMCO or on the North Bay Share by reason of the actions of the Shareholder, Sun or Barton; or

       (e) result in the loss of any material benefits relating to the ownership of the North Bay Share,

except, with respect to clauses (b), (c) and (d) above, for contraventions, defaults, losses, Liens and other matters referred to in such clauses that in the aggregate would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Sun.
For purposes of this Agreement, the term "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

       SECTION 2.5   CAPITALIZATION.

       (a) The entire authorized stock of Sun consists of 400 shares of common stock, $1.00 par value per share, of which, subsequent to the redemption referred to in Section 4.1(e) below, 94 shares are issued and outstanding, and 306 shares are held as treasury stock. All of the issued and outstanding shares of stock of Sun are owned by the Shareholder free of any Liens or other encumbrances. The Shareholder and Barton own of record the one share of common stock of Class F participating share of North Bay, and such ownership is free of any Liens or other encumbrances which have not
been released.   Such North Bay Share is the only issued and outstanding
Class F participating share of North Bay. Sun owns a 50% membership interest in KIMCO. Sun owns such membership interest free of any Liens or other encumbrances. The entire capitalization of the Copperfield Drive LLC consists of a 50% membership interest owned by Shareholder and Barton and a 50% membership interest owned by Sun, in each case free of any Liens or other encumbrances. The entire authorized stock of PASI consists of 100 shares of Common Stock, $1.00 par value per share, of which 100 shares are issued and outstanding, and no shares are held as treasury stock. All of the issued and outstanding shares of stock of PASI are owned by Barton free of any Liens or other encumbrances.

       (b)    All outstanding shares and membership interests set forth in
(a) above have been duly authorized and validly issued and are fully paid and nonassessable, and the issuer complied with all applicable preemptive rights in issuing such shares or membership interests. Except as set forth in (a) above, there are outstanding (i) no shares of capital stock or other voting securities or equity interests, (ii) no securities convertible into or exchangeable for shares of its capital stock or voting securities or other equity interests, (iii) no options or other rights to acquire from any party, and no obligation to issue, any capital stock, voting securities or securities convertible into or exchangeable for its capital stock or other voting securities or equity interests (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Sun Securities"), (iv) no obligations to repurchase, redeem or otherwise acquire any of Sun Securities and (v) no contractual rights of any person or entity to include any such securities in any registration statement proposed to be filed under the Securities Act.

       SECTION 2.6   SUBSIDIARIES AND RELATED ENTITIES.

       (a) Except as set forth in this Section, Sun does not control (whether directly or indirectly, and whether through the ownership of voting securities or by contract or proxy, and whether alone or in combination with others) any corporation, partnership, business organization or other similar entity. KIMCO, PASI, and the Copperfield Drive LLC are collectively sometimes hereinafter referred to as the "Sun Affiliated Entities".

       (b) Each Sun Affiliated Entity is duly organized, validly existing, and in good standing under the laws of the state of Alabama, and has all powers and all material Governmental Authorizations required to carry on its business as now conducted, except such Governmental Authorizations the failure of which to have obtained would not have a Material Adverse Effect on it. Sun has delivered to HCC true and complete copies of the organizational documents of each Sun Affiliated Entity as currently in effect. Each Sun Affiliated Entity is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on it.

       SECTION 2.7 SUN FINANCIAL STATEMENTS. Sun has delivered to HCC Sun's audited balance sheet (the "Audited Balance Sheet") as of June 30, 1998 (the "Balance Sheet Date") and an unaudited balance sheet as of June 30, 1997, Sun's audited income statements for the years ended June 30, 1998 and Sun's unaudited balance sheets and income statements for the year ended June 30, 1997 (collectively, the "Sun Financial Statements"). The Sun Financial Statements present fairly in all material respects, substantially in conformity with generally accepted accounting principles consistently applied (except as indicated in the notes thereto), the financial position of Sun as of the dates thereof and results of operations and cash flows for the periods therein indicated (subject to the absence of certain footnotes in the case of unaudited financial statements). Sun has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected, reserved against or disclosed in the Audited Balance sheet, including the notes thereto, except for (i) those that are not required to be reported in accordance with the aforesaid accounting principles; (ii) normal or recurring liabilities incurred since June 30, 1998 in the ordinary course of business or (iii) liabilities under this Agreement or as disclosed in the Sun Disclosure Schedule.

       SECTION 2.8 ABSENCE OF CERTAIN CHANGES. Since June 30, 1998, Sun and each Sun Affiliated Entity has in all material respects conducted its business in the ordinary course and there has not been:

       (a) any Material Adverse Change with respect thereto or any event, occurrence or development of a state of circumstances or facts known to Sun, which as of the date hereof could reasonably be expected to have a Material Adverse Effect on Sun;

       (b) any declaration, setting aside or payment or any dividend or other distribution in respect of any shares of capital stock of Sun other than the declaration, setting aside or payment of dividends in accordance with its existing dividend policy or practice, which policy or practice is not inconsistent with Sun's past policy or practice;

       (c) except as required by Section 4.1(e) hereof, any repurchase, redemption or other acquisition by Sun of any outstanding shares of capital stock or other securities of or other ownership interests in Sun;

       (d)     any amendment of any term of any outstanding securities of Sun;

       (e) any damage, destruction or other property or casualty loss (whether or not covered by insurance) affecting the business, assets, liabilities, earnings or prospects of Sun which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Sun or any Sun Affiliated Entity;

       (f) any increase in indebtedness for borrowed money or capitalized lease obligations of Sun or any Sun Affiliated Entity, except in the ordinary course of business;

       (g) any sale, assignment, transfer or other disposition of any tangible or intangible asset material to the business of Sun, except in the ordinary course of business and for a fair and adequate consideration;

       (h) any amendment, termination or waiver by Sun or any Sun Affiliated Entity of any right of substantial value under any agreement, contract or other written commitment to which it is a party or by which it is bound;

       (i) any material reduction in the amounts of coverage provided by existing casualty and liability insurance policies with respect to the business or properties of Sun or any Sun Affiliated Entity;

       (j) any (i) grant of any severance or termination pay to any director, officer or employee of Sun or any Sun Affiliated Entity, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Sun, (iii) any increase in benefits payable under any existing severance or termination pay policies or employment agreements, or (iv) any increase in compensation, bonus or other benefits payable to directors, officers or employees of Sun or any Sun Affiliated Entity, in each case other than in the ordinary course of business consistent with past practice;

       (k) any new or amendment to or alteration of any existing bonus, incentive, compensation, severance, stock option, stock appreciation right, pension, matching gift, profit-sharing, employee stock ownership, retirement, pension group insurance, death benefit, or other fringe benefit plan, arrangement or trust agreement adopted or implemented by Sun or any Sun Affiliated Entity which would result in a material increase in cost;

       (l) any capital expenditures, capital additions or capital improvements in excess of $10,000; or

       (m) the entering into of any agreement by Sun or any Sun Affiliated Entity or any person on behalf of Sun or any Sun Affiliated Entity to take any of the foregoing actions.

       SECTION 2.9 NO UNDISCLOSED LIABILITIES. There are no existing liabilities of Sun or any Sun Affiliated Entity of any kind whatsoever that are, individually or in the aggregate, material to Sun, other than:

       (a) liabilities disclosed, reserved against, or provided for in the Audited Balance Sheet (including the notes thereto);

       (b) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 1998; and

       (c) liabilities under this Agreement or indicated in the Sun Disclosure Schedule.

       SECTION 2.10 LITIGATION. The Sun Disclosure Schedule sets forth all actions, suits, proceedings, claims or investigations pending against Sun or any Sun Affiliated Entity or relating to its business or the North Bay Share. Neither Sun nor any Sun Affiliated Entity nor any Shareholder has received written notice of a claim threatened against Sun or any Sun Affiliated Entity or any of its assets or against or involving any of its officers, directors or employees in connection with the business or affairs of Sun or any Sun Affiliated Entity or the North Bay Share, including, without limitation, any such claims for indemnification arising under any agreement to which Sun or any Sun Affiliated Entity is a party. Neither Sun nor any Sun Affiliated Entity has received written notice that it is subject, or in default with respect, to any writ, order, judgment, injunction or decree which could, individually or in the aggregate, have a Material Adverse Effect on Sun or any Sun Affiliated Entity.

       SECTION 2.11  TAXES.

       (a) Sun and each Sun Affiliated Entity (i) has filed when due (taking into account extensions) with the appropriate federal, state, local, foreign and other governmental agencies, all material tax returns, estimates and reports required to be filed by it, (ii) either paid when due and payable or established adequate reserves or otherwise accrued on the Sun's Financial Statements all material federal, state, local or foreign taxes, levies, imposts, duties, licenses and registration fees and charges of any nature whatsoever, and unemployment and social security taxes and income tax withholding, including interest and penalties thereon ("Taxes") and there are no tax deficiencies claimed in writing by any Taxing authority and received by Sun or any Sun Affiliated Entity or the Shareholder that, in the aggregate, would result in any tax liability in excess of the amount of the reserves or accruals and (iii) has or will establish in accordance with its normal accounting practices and procedures accruals and reserves that, in the aggregate, are adequate for the payment of all Taxes not yet due and payable and attributable to any period preceding the Effective Time. The Sun Disclosure Schedule sets forth those tax returns for all periods that currently are the subject of audit by any federal, state, local or foreign taxing authority.

       (b) There are no material taxes, interest, penalties, assessments or deficiencies claimed in writing by any Taxing authority and received by Sun or any Sun Affiliated Entity or the

Shareholder to be due in respect of any tax returns filed by Sun or any Sun Affiliated Entity (or any predecessor entity). Neither Sun nor any Sun Affiliated Entity nor any predecessor entity, has executed or filed with the Internal Revenue Service ("IRS") or any other Taxing authority any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes.

       (c) Neither Sun nor any Sun Affiliated Entity is a party to or bound by (or will prior to the Effective Date become a party to or bound by) any Tax indemnity, Tax sharing or Tax allocation agreement or other similar arrangement. Neither Sun nor any Sun Affiliated Entity is a member of an affiliated group or filed or been included in a combined, consolidated or unitary Tax return.

       SECTION 2.12  EMPLOYEE BENEFIT PLANS, ERISA.

       (a) Neither Sun nor any Sun Affiliated Entity is a party to any oral or written (i) employment, severance, or consulting agreement not terminable on 60 days' or less notice, (ii) agreement with any executive officer or other key employee (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Sun or a Sun Affiliated Entity of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee extending for a period longer than one year, or (C) providing severance benefits or other benefits after the termination of employment of such executive officer or key employee regardless of the reason for such termination of employment, or (iii) agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, the benefits of which would be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

       (b) Except as described in the Sun Disclosure Schedule, neither Sun nor any corporation or other entity which under Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), is under common control with Sun (a "Sun ERISA Affiliate") maintains or within the past five years has maintained, contributed to, or been obligated to contribute to, any "Employee Pension Benefit Plan" ("Pension Plan") or any "Employee Welfare Benefit Plan" ("Welfare Plan") as such terms are defined in Sections 3(2) and 3(1) respectively of ERISA, which is subject to ERISA.
Each Pension Plan and Welfare Plan disclosed in the Sun Disclosure Schedule (which Plans have been heretofore delivered to HCC) and maintained by Sun has been maintained in all material respects in compliance with their terms and all provisions of ERISA and the Code (including rules and regulations thereunder) applicable thereto.

       (c) No Pension Plan or Welfare Plan is currently subject to an audit or other investigation by the IRS, the Department of Labor (the "DOL"), the Pension Benefit Guaranty Corporation or any other governmental agency or office nor are any such Plans subject to any lawsuits or legal proceedings of any kind or to any material pending disputed claims by employees or beneficiaries covered under any such Plan or by any other parties.

       (d)    No "prohibited transaction," as defined in Section 406 of ERISA or
Section 4975 of the Code, resulting in liability to Sun or any Sun ERISA Affiliate has occurred with respect to any Pension Plan or Welfare Plan.
Neither Sun nor the Shareholder has any knowledge of any breach of fiduciary responsibility under Part 4 of Title I of ERISA which has resulted in liability of Sun and Sun ERISA Affiliate, any trustee, administrator or fiduciary of any Pension Plan or Welfare Plan.

       (e) Neither Sun nor any Sun ERISA Affiliate, since January 1, 1986, has maintained or contributed to, or been obligated or required to contribute to, a "Multiemployer Plan," as such term is defined in Section 4001(a)(3) of ERISA. Neither Sun nor any Sun ERISA Affiliate has either withdrawn, partially or completely, or instituted steps to withdraw, partially or completely, from any Multiemployer Plan nor has any event occurred which would enable a Multiemployer Plan to give notice of and demand payment of any withdrawal liability with respect to Sun or any Sun ERISA Affiliate.

       (f) Except as described in the Sun Disclosure Schedule, there is no contract, agreement, plan or arrangement covering any employee or former employee of Sun or any Sun ERISA Affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(a)(I) or 280G of the Code.

       (g) With respect to Sun and each Sun ERISA Affiliate, the Sun Disclosure Schedule correctly identifies each material agreement, policy, plan or other arrangement, whether written or oral, express or implied, fixed or contingent, other than plans disclosed in the Sun Disclosure Schedule pursuant to Section 2.12(b) above, to which Sun is a party or by which Sun is bound, which is or relates to a pension, option, bonus, deferred compensation, employment, retirement, stock purchase, profit-sharing, severance pay, health, welfare, incentive, vacation, sick leave, medical disability, hospitalization, life or other insurance or fringe benefit plan, policy, arrangement, or agreement.

       (h) Neither Sun nor any Sun ERISA Affiliate maintains or has maintained or contributed to any Pension Plan that is or was subject to
Section 302 of Title IV of ERISA or Section 412 of the Code. Sun has made available to HCC, for each Pension Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code, a copy of the most recent determination letter issued by the IRS to the effect that each such Plan is so qualified and that each trust created thereunder is tax exempt under Section 501 of the Code, and Sun is unaware of any fact or circumstances that would jeopardize the qualified status of each such Pension Plan or the tax exempt status of each trust created thereunder.

       SECTION 2.13  MATERIAL AGREEMENTS.

       (a) The Sun Disclosure Schedule includes a complete and accurate list of all contracts, agreements, leases (other than Sun Property Leases, as hereinafter defined), and instruments to which Sun or any Sun Affiliated Entity is a party or by which it or its properties or assets are bound which individually involve net payments or receipts in excess of $25,000 per annum, inclusive of contracts entered into with customers and suppliers in the ordinary course of business, or that pertain to employment or severance benefits for any officer, director or employee of Sun or any Sun Affiliated Entity, whether written or oral (the "Material Sun Agreements").

       (b) Neither Sun nor any Sun Affiliated Entity nor, to the knowledge of Sun, any other party is in default under any Material Sun Agreement and no event has occurred which (after notice or lapse of time or both) would become a breach or default under, or would permit modification, cancellation, acceleration or termination of any Material Sun Agreement or result in the creation of any security interest upon, or any person obtaining any right to acquire, any properties, assets or rights of Sun or any Sun Affiliated Entity, which, in any such case, has had or would reasonably be expected to have a Material Adverse Effect.

       (c) To the knowledge of Sun, each such Material Sun Agreement is in full force and effect and is valid and legally binding and there are no material unresolved disputes involving or with respect to any Material Sun Agreement. Except as described in the Sun Disclosure Schedule, no party to a Material Sun Agreement has advised Sun or the Shareholder that it intends either to terminate a Material Sun Agreement or to refuse to renew a Material Sun Agreement upon the expiration of the term thereof. No representation or warranty is made that all benefits contemplated in the Material Sun Agreements will be received.

       (d) Neither Sun nor any Sun Affiliated Entity is in violation of, or in default with respect to, any term of any of its organizational documents.

       SECTION 2.14 PROPERTIES. Neither Sun nor any Sun Affiliated Entity owns any real estate other than as described in the Sun Disclosure Schedule, and all leases of real property to which Sun or an Sun Affiliated Entity is a party or by which it is bound ("Sun Property Leases") are in full force and effect and are set forth on the Sun Disclosure Schedule. There exists no default under such Sun Property Leases, nor any event which with notice or lapse of time or both would constitute a default thereunder, which default would have a Material Adverse Effect. All of the properties and assets which are owned by Sun or an Sun Affiliated Entity are owned free and clear of any Lien, except for Liens described in the Sun Disclosure Schedule or Permitted Liens (as defined below). Sun or such Sun Affiliated Entity has good and indefeasible title with respect to such owned properties and assets subject to no Liens, other than those described in the Sun Disclosure Schedule or Liens permitted under this
Section 2.14, and to all of the properties and assets necessary for the conduct of their business other than to the extent that the failure to have such title would not have a Material Adverse Effect. "PERMITTED LIENS" shall mean (i) any lien, encumbrance or defect which does not materially detract from the fair market value (free of such lien, encumbrance or defects) of the property or assets subject thereto or materially interfere with the current use by Sun of the property or assets subject thereto or affected thereby, (ii) any liens or encumbrances for taxes not delinquent or which are being contested in good faith, provided that adequate reserves for the same have been established in the most recent financial statements of Sun to the extent required by GAAP applied on a consistent basis, (iii) any liens or encumbrances for current taxes and assessments not yet past due, and (iv) any inchoate mechanics and materialmen's liens and encumbrances for construction in process, (iv) any workmen's, repairmen's, warehousemen's and carrier's liens and encumbrances arising in the ordinary course of business which do not in the aggregate materially detract from the value of Sun's business assets or properties or materially impair the use thereof or which are being contested in good faith by appropriate proceedings which have the effect of preventing the forfeiture or sale of such business or property subject to any such lien or encumbrance and for which adequate reserves have been established in accordance with GAAP.

       SECTION 2.15  ENVIRONMENTAL MATTERS.

       (a) For the purposes of this Agreement, the following terms have the following meanings:

              "Environmental Laws" shall mean any and all federal, state, local and foreign statutes, laws (including case law), regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances (as hereinafter defined) or wastes into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

              "Environmental Liabilities" shall mean all liabilities, whether vested or unvested, contingent or fixed, actual or potential, which
       (i) arise under or relate to Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Effective Time.

              "Hazardous Substances" shall mean any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

              "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

       (b) No notice, notification, demand, request for information, citation, summons, complaint or order has been received, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to the knowledge of Sun or any Shareholder, has been threatened by any governmental entity or other party with respect to any (i) alleged violation of any Environmental Law, (ii) alleged failure to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business or (iii) Regulated Activity.

       (c) Neither Sun nor any Sun Affiliated Entity has any material Environmental Liabilities and there has been no release of Hazardous Substances into the environment by Sun or any Sun

Affiliated Entity or with respect to any of its properties which has had, or would reasonably be expected to have, a Material Adverse Effect.

       SECTION 2.16 LABOR MATTERS. Neither Sun nor any Sun Affiliated Entity is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by it, nor does it know of any activities or proceedings of any labor union to organize any such employees.

       SECTION 2.17 COMPLIANCE WITH LAWS. Except for violations which do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither Sun nor any Sun Affiliated Entity has received any notice that it is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations or any term of any judgment, decree, injunction or order binding against it.

       SECTION 2.18 TRADEMARKS, TRADE NAMES, ETC. Sun owns or possesses, or holds a valid right or license to use, all intellectual property, patents, trademarks, trade names, servicemarks, copyrights and licenses, and all rights with respect to the foregoing, necessary for the conduct of its business as now conducted, without any known conflict with the rights of others.

       SECTION 2.19 SALE OF SUN. Except as contemplated by this Agreement, there are currently no discussions to which Sun or the Shareholder is a party relating to (a) the sale of any material portion of the assets of Sun, (b) any merger, consolidation, share exchange, liquidation, dissolution or similar transaction involving Sun, or (c) the transfer or issuance of any Sun Securities.

       SECTION 2.20 BROKER'S FEES. Neither Sun nor the Shareholder nor anyone acting on the behalf or at the request thereof has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement.

       SECTION 2.21 INVESTMENT REPRESENTATION. The shares of HCC Common Stock to be acquired by the Shareholder pursuant to this Agreement will be acquired solely for his individual account, for investment purposes only and not with a view to the distribution thereof. The Shareholder is not participating, directly or indirectly, in any distribution or transfer of such HCC Common Stock, nor is the Shareholder participating, directly or indirectly, in underwriting any such distribution of HCC Common Stock within the meaning of the Securities Act. The Shareholder has such knowledge and experience in business matters that he is capable of evaluating the merits and risks of an investment in HCC and the acquisition of the shares of HCC Common Stock, and he is making an informed investment decision with respect thereto. The Shareholder has been informed by HCC that the shares of HCC Common Stock to be issued pursuant to this Agreement and the documents to be executed in connection herewith will not be registered under the Securities Act at the time of their issuance and may not be transferred, assigned or otherwise disposed of absent registration under the Securities Act or availability of an appropriate exemption therefrom. The Shareholder has further been informed that HCC will be under no obligation to register the shares of HCC Common Stock under the Securities Act or to take any steps to assist the Shareholder to comply with any applicable exemption under the Securities Act with respect to the shares of HCC Common Stock.

       SECTION 2.22 INVESTMENTS. (a) The Sun Disclosure Schedule sets forth a true and complete list of all bonds, stocks, mortgages and other investments of any type owned by Sun as of the date hereof (collectively, the "Scheduled Investments"). Sun has good and marketable title to each of the Scheduled Investments.

       (b) Except as set forth on the Sun Disclosure Schedule, none of the Scheduled Investments is currently in default in the payment of principal or interest, and, to the knowledge of the Shareholder, no event has occurred which reasonably would be expected to result in a diminution of the value of any nonpublicly traded security owned by Sun.

       (c)    There are no Liens on any of the Scheduled Investments, except for
(i) those Scheduled Investments deposited with governmental authorities, as indicated on the Sun Disclosure Schedule, (ii) Liens which do not materially detract from the value of the Scheduled Investments subject thereto, and (iii) assets pledged to secure assumed reinsurance contract obligations which assets are listed on the Sun Disclosure Schedule.

       (d) Neither any of the Shareholder nor Sun has taken or omitted to take, any action which would result in Sun being unable to enforce the terms of any Scheduled Investment or which would cause any Scheduled Investment to be subject to any valid offset, defense or counterclaim against the right of Sun to enforce the terms of such Scheduled Investment.

       (e) Since June 30, 1998, Sun has not (i) purchased or otherwise invested in, or committed to purchase or otherwise invest in, any interest in real property (including without limitation any extension of credit secured by a mortgage or deed of trust), (ii) purchased or otherwise invested in, or committed to purchase or otherwise invest in, bonds, notes, debentures or other evidences of indebtedness rated lower than "Baa" by Moody's Investors Service Inc. or "BBB" by Standard & Poor's Corporation at the time of purchase, (iii) entered into any contract, agreement or arrangement with any affiliate with respect to the purchase or other acquisition, sale or other disposition or allocation of any Scheduled Investment or (iv) entered into any contract, agreement or arrangement with respect to any foreign investments.

       SECTION 2.23 INVESTMENT COMPANY. Sun is not an "investment company" within the meaning of the Investment Company Act of 1940.

       SECTION 2.24  LICENSES.   Except as described in the Sun Disclosure
Schedule, Sun and the Sun Affiliated Entities and North Bay possess all material licenses, certificates, authorizations and permits issued by, and have made all declarations and filings with, the appropriate federal, state or foreign regulatory agencies or bodies which are necessary or desirable for the ownership of the properties of Sun, the Sun Affiliated Entities and the North Bay Share or the conduct of the business of Sun, the Sun Affiliated Entities and North Bay and neither Sun nor the Sun Affiliated Entities nor

North Bay has received notification of any revocation or modification of any such license, certificate, authorization or permit and neither Sun, the Sun Affiliated Entities, nor North Bay, nor the Shareholder has any reason to believe that any such license, certificate, authorization or permit will not be renewed in the ordinary course.

       SECTION 2.25 INTERNAL CONTROLS. Sun maintains a system of internal accounting controls, which Sun reasonably believes is sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability;
(iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

       SECTION 2.26 INSURANCE. Sun has insurance covering its properties, operations, personnel and businesses, which insurance is in amounts and insures against such losses and risks as are adequate to protect Sun and its businesses. Sun has not received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required and necessary to be made in order to continue such insurance.

       SECTION 2.27 FINANCIAL SOLVENCY. On and immediately after the Closing Date, Sun will be "Solvent." As used in this paragraph, the term "Solvent" means, with respect to a particular date, that on such date (i) the present fair market value (or present fair salable value) of the assets of Sun is not less than the total amount required to pay the probable liabilities of Sun on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) Sun is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (iii) Sun has not incurred debts or liabilities beyond its ability to pay such debts and liabilities as they mature; and (iv) Sun does not engage in any business or transaction and is not about to engage in any business or transaction for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice of the industry in which Sun is engaged. In computing the amount of such contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

       SECTION 2.28 YEAR 2000 ISSUE. Sun is currently evaluating its operations and systems to determine the risk of computer hardware and software used by it becoming unable to recognize and properly execute date-sensitive functions involving certain dates prior to and any dates after December 31, 1999 (the "Year 2000 Issue") and has determined that such risk will be remedied on a timely basis without material expense and will not have a Material Adverse Effect.

       SECTION 2.29 NORTH BAY ASSETS. North Bay owns and controls, free of any Liens or encumbrances, each of the assets set forth on Schedule 2.29 attached hereto. North Bay began beneficially holding ceded insurance premiums allocable to the Class F Participating share on January 1, 1997. Such assets have accumulated since Shareholder and Barton have owned of record the North Bay Share and there has never been a distribution of any cash or other assets to any of the holders or owners of record of the North Bay Share.

                                      ARTICLE 3

                            REPRESENTATIONS AND WARRANTIES
                                       OF HCC

       Except as disclosed in a document referring specifically to this Agreement or in a document, exhibit, or appendix filed with the Securities and Exchange Commission ("SEC") on or before the date hereof, (collectively referred to herein as the "HCC Disclosure Schedule") which has been delivered or made available to the Shareholder on or before the date hereof, HCC represents and warrants to the Shareholder:

       SECTION 3.1 CORPORATE EXISTENCE AND POWER. HCC is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation. HCC has all corporate powers and all material Governmental Authorizations required to carry on its business as now conducted, except such Governmental Authorizations the failure of which to have obtained would not have a Material Adverse Effect on HCC. HCC is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on HCC. HCC has made available to Sun and the Shareholder true and complete copies of its Certificate of Incorporation and Bylaws, as currently in effect.

       SECTION 3.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by HCC of this Agreement and each other agreement entered into by it in connection with the transactions contemplated hereby, and the consummation by HCC of the transactions contemplated hereby and thereby are within the corporate powers of HCC and have been duly authorized by all necessary corporate action. This Agreement and each other agreement entered into by it in connection with the transactions contemplated hereby constitutes, or upon execution will constitute, valid and binding agreements of HCC enforceable in each case in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

       SECTION 3.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by HCC of this Agreement, require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than:

       (a)    compliance with the applicable requirements of the HSR Act;

       (b) compliance with any applicable requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder;

       (c) compliance with any applicable requirements of the Securities Act and the rules and regulations promulgated thereunder;

       (d) compliance with any applicable foreign or state securities or "blue sky" laws and the rules and regulations of the NYSE;

       (e) compliance with any applicable requirements of any insurance regulatory agency having authority over HCC; and

       (f) such other filings or registrations with, or authorizations, consents or approvals of, governmental bodies, agencies, officials or authorities, the failure of which to make or obtain (i) would not reasonably be expected to have a Material Adverse Effect on HCC or (ii) would not materially adversely affect the ability of any party to consummate the transactions contemplated hereby and operate their businesses as heretofore operated.

       SECTION 3.4 SHARES OF HCC COMMON STOCK. Upon satisfaction of the conditions for issuance pursuant to this Agreement, the shares of HCC Common Stock to be issued to the Shareholder pursuant to this Agreement, and will be duly authorized, validly issued, fully paid and nonassessable.

       SECTION 3.5   SEC FILINGS.

       (a) HCC has since January 1, 1996 filed all forms, proxy statements, schedules, reports and other documents required to be filed by it with the SEC pursuant to the Exchange Act.

       (b) HCC has made available to Sun, the Shareholder and Barton or will make available in the case of any of the following documents filed with the SEC on or after the date hereof and prior to the Closing Date,

              (i) its annual reports on Form 10-K for its fiscal years ended December 31, 1997 and 1996;

              (ii) any current reports on Form 8-K since January 1, 1998 and its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of HCC held since
       January 1, 1998; and

              (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1997.

       (c) As of its filing date, no such report or statement filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

       (d) No registration statement filed pursuant to the Securities Act, if declared effective by the SEC, as of the date such statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

       SECTION 3.6 NON-CONTRAVENTION. The execution, delivery and performance by HCC of this Agreement and each other agreement to be entered into in connection with this Agreement, and the consummation of the other transactions contemplated hereby and thereby do not and will not:

       (a)    contravene or conflict with the organizational documents of HCC;

       (b) assuming compliance with the matters referred to in Section 3.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to HCC;

       (c) conflict with or result in a breach or violation of, or constitute a default under, or result in a contractual right to cause the termination or cancellation of or loss of a material benefit under, or right to accelerate, any material agreement, contract or other instrument binding upon HCC or any material license, franchise, permit or other similar authorization held by HCC, except, with respect to clauses (b) and (c) above, for contraventions, defaults, losses, and other matters referred to in such clauses that in the aggregate would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on HCC.

       SECTION 3.7 ABSENCE OF CERTAIN CHANGES. Since the date of filing with the SEC of its most recent quarterly report on Form 10-Q, there has not been any Material Adverse Change with respect to the business of HCC or any event, occurrence, or development of a set of circumstances or facts known to HCC, which as of the date hereof could reasonably be expected to have a Material Adverse Effect on HCC.

       SECTION 3.8 COMPLIANCE WITH LAWS. Except for violations which do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HCC, HCC has received no notice that it is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances, or regulations or any term of any judgment, decree, injunction, or order binding against it.

       SECTION 3.9 BROKER'S FEES. Neither HCC nor anyone acting on behalf of HCC or at the request of HCC has any liability to any broker, finder, investment banker or agent, or has agree to pay any brokerage fees, finder's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement.

       SECTION 3.10 INVESTMENT COMPANY. HCC is not an "investment company" within the meaning of the Investment Company Act of 1940.

       SECTION 3.11 CAPITALIZATION OF HCC. The authorized capital stock of HCC consists of 250,000,000 shares of HCC Common Stock. As of September 30, 1998, there were 48,132,307 shares of HCC Common Stock issued and outstanding. All outstanding shares of HCC Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free from any preemptive rights. Except as set forth in this Section and as otherwise contemplated by this Agreement and except as disclosed in public filings made by HCC with the SEC prior to the Closing Date or on the HCC Disclosure Schedule and except for changes since September 30, 1998 resulting from the exercise of employee and director stock options, or in connection with other acquisitions, mergers or similar transactions there are outstanding (i) no shares of capital stock or other voting securities of HCC, (ii) no securities of HCC convertible into or exchangeable for shares of capital stock or voting securities of HCC and (iii) no options or other rights to acquire from HCC, and no obligation of HCC to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of HCC (the items in clauses (i), (ii) and (iii) being referred to collectively as the "HCC Securities"). There are no outstanding obligations of HCC to repurchase, redeem or otherwise acquire any HCC Securities.

       SECTION 3.12 INVESTIGATION. To HCC's knowledge it has been afforded an opportunity to conduct an investigation of Sun. HCC has been afforded an opportunity to ask questions of Sun employees. Each of the parties hereto represent and acknowledge that no investigation made by HCC shall in any way affect any representation or warranty given by Sun, the Shareholder or Barton, or any other party hereto, nor shall such investigation act as a waiver, estoppel or create any equitable or legal defense to any action brought by HCC in connection with the transactions contemplated hereunder or as a result of any such investigation or affect the Shareholder's indemnification obligations set forth in Article 10 hereof.

       SECTION 3.13 INVESTMENT REPRESENTATION. The shares of Sun Common Stock to be acquired by HCC pursuant to this Agreement will be acquired solely for HCC's account, for investment purposes only and not with a view to the distribution thereof. HCC is not participating, directly or indirectly, in any distribution or transfer of such Sun Common Stock, nor is it participating, directly or indirectly, in underwriting any such distribution of Sun Common Stock within the meaning of the Securities Act. HCC has such knowledge and experience in business matters that it is capable of evaluating the merits and risks of an investment in Sun and the acquisition of the shares of Sun Common Stock, and it is making an informed investment decision with respect thereto.

                                      ARTICLE 4

                         COVENANTS OF THE SHAREHOLDER AND SUN

       From the date hereof until the occurrence of the earlier of (i) the Effective Time or (ii) termination of this Agreement pursuant to Section 8.1 hereof (except that the covenants under Sections 4.8, 4.9, and 4.10 shall continue in effect beyond Closing), Sun and the Shareholder agree that:

       SECTION 4.1 CONDUCT OF SUN. Sun and the Sun Affiliated Entities each shall in all material respects conduct its business in the ordinary course except as specifically permitted in clause (e) below. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as contemplated by this Agreement or as otherwise permitted with the written consent of HCC:

       (a) Neither Sun nor the Sun Affiliated Entities will adopt or propose any change in its organizational documents;

       (b) Neither Sun nor the Sun Affiliated Entities will enter into or amend any employment agreements (oral or written) or increase the compensation payable or to become payable by it to any of its officers, directors, or consultants over the amount payable as of June 30, 1998, or increase the compensation payable to any other employees (other than (i) increases in the ordinary course of business which are not in the aggregate material, or
(ii) pursuant to plans disclosed in Sun Disclosure Schedule), or adopt or amend any employee benefit plan or arrangement (oral or written), except that Sun agrees, except as agreed to by HCC, to terminate each of Sun's Pension Plans, Welfare Plan or any other retirement benefit plans on or before the Closing Date;

       (c) Neither Sun nor the Sun Affiliated Entities will issue any securities;

       (d) Sun and the Sun Affiliated Entities will each keep in full force and effect any existing directors' and officers' liability insurance and will not modify or reduce the coverage thereunder;

       (e) Neither Sun nor the Sun Affiliated Entities will pay any dividend or make any other distribution to holders of its capital stock nor redeem or otherwise acquire any securities, except that prior to the Effective Time Sun shall redeem six shares of the Sun Common Stock from the Shareholder in exchange for the property described on Exhibit "B" attached hereto (the "Barton Ridge Property", which for purposes hereof includes all interests in Plantation Gear,
LLC) and the 52' Hatteras yacht known as "Sundancer" (which for purposes hereof includes all of the interests in Sun Harbor LLC), owned by Sun free and clear of the liabilities secured thereby;

       (f) Neither Sun nor the Sun Affiliated Entities will, directly or indirectly, dispose of or acquire any material properties or assets except in the ordinary course of business;

       (g) Neither Sun nor the Sun Affiliated Entities will incur any additional indebtedness for borrowed money;

       (h) Neither Sun nor the Sun Affiliated Entities will enter into any extraordinary transaction outside of the ordinary course of its business as presently conducted, make any capital expenditure in excess of $10,000, or incur any non-budgeted expense over $5,000;

       (i) Neither Sun nor the Sun Affiliated Entities will amend or change the period of exercisability or accelerate the exercisability of any outstanding options or warrants to acquire shares of capital stock, or accelerate, amend or change the vesting period of any outstanding restricted stock;

       (j) Neither Sun nor the Sun Affiliated Entities will (i) change accounting methods except as necessitated by changes which Sun or the Sun Affiliated Entities is required to make in order to prepare its federal, state and local tax returns; (ii) amend or terminate any contract, agreement or license to which it is a party (except pursuant to arrangements previously disclosed in writing to HCC or disclosed in the Sun Disclosure Schedule) except those amended or terminated in the ordinary course of business, consistent with past practices, or involving changes which are not materially adverse in amount or effect to Sun or the Sun Affiliated Entities individually or taken as a whole; (iii) lend any amount to any person or entity, other than advances for travel and expenses which are incurred in the ordinary course of business consistent with past practices, and which are not material in amount to Sun or the Sun Affiliated Entities taken as a whole, which travel and expenses shall be documented by receipts for the claimed amounts; (iv) enter into any guarantee or suretyship for any obligation except for the endorsements of checks and other negotiable instruments in the ordinary course of business, consistent with past practice; (v) waive or release any material right or claim except in the ordinary course of business, consistent with past practice; (vi) issue or sell any shares of its capital stock of any class or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, stock appreciation rights or other commitments to issue shares of capital stock, or take any action other than this transaction to accelerate the vesting of any outstanding option or other security (except pursuant to existing arrangements disclosed in writing to HCC before the date of this agreement);
(vii) merge, consolidate or reorganize with or acquire any entity; (viii) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have been delivered to HCC for its review prior to such agreement or filing; and (ix) terminate the employment of any key executive employee;

       (k) The Shareholder will maintain, and shall cause the Sun Affiliated Entities to maintain, all insurance agency licenses or authorizations currently held by the Shareholder or the Sun Affiliated Entities; and

       (l) Neither Sun, the Sun Affiliated Entities, nor the Shareholder will directly or indirectly, agree or commit to do any of the foregoing.

       SECTION 4.2 ACCESS TO FINANCIAL AND OPERATIONAL INFORMATION. Sun and the Shareholder will give HCC, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to their offices, properties, books and records, will furnish to HCC, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data as such persons may reasonably request and will instruct its employees, counsel and financial advisors to cooperate with HCC in its investigation of the business of Sun and the Sun Affiliated Entities and in the planning for the combination of the businesses of Sun and the Sun Affiliated Entities and HCC following the consummation of the transactions contemplated by this Agreement; PROVIDED that no investigation pursuant to this Section shall affect any representation or warranty given hereunder. In addition, following the public announcement of this Agreement or the transactions contemplated hereby, Sun will cooperate in arranging joint meetings among representatives of Sun and HCC and persons with whom they maintain business relationships.

       SECTION 4.3 OTHER OFFERS. Neither Sun nor the Shareholder will, directly or indirectly, through representatives or otherwise, (i) solicit, entertain, or negotiate with respect to, or in any manner encourage, discuss, or consider, any Acquisition Proposal (as hereinafter defined), or (ii) disclose any information relating to Sun, or afford access to the properties, books, or records of Sun, directly or indirectly, in connection with any Acquisition Proposal or possible or proposed Acquisition Proposal. To the extent that Sun or the Shareholder or any of their respective officers, directors, employees or other agents is currently involved in any discussions with respect to any Acquisition Proposal or contemplated or proposed Acquisition Proposal, Sun and the Shareholder shall terminate, and shall use their best efforts to cause, where applicable, their respective officers, directors, employees or other agents to terminate, such discussions immediately. Subject to their fiduciary duties, the Board of Directors of Sun, and Shareholder, shall not (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal (other than an Acquisition Proposal made by HCC or an affiliate of HCC), or
(ii) approve or authorize the entering into any agreement with respect to any Acquisition Proposal. The term "Acquisition Proposal" as used herein means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Sun or the acquisition of any equity interest in, or a substantial portion of the assets of, Sun or the Sun Affiliated Entities other than the transactions contemplated by this Agreement.

       SECTION 4.4 MAINTENANCE OF BUSINESS. Sun will, and the Shareholder shall cause Sun and the Sun Affiliated Entities to, use commercially reasonable efforts to carry on its business, keep available the services of its officers and employees and preserve its relationships with those of its customers, agents, suppliers, licensors and others having business relationships with it that are material to its business in substantially the same manner as it has prior to the date hereof. If Sun or the Shareholder becomes aware of a material deterioration or facts which are likely to result in a material deterioration in the relationship of Sun or the Sun Affiliated Entities with any customers, supplier, licensor or others having business relationships with it, such party will promptly in writing bring such information to the attention of the HCC.

       SECTION 4.5 COMPLIANCE WITH OBLIGATIONS. Sun shall, and the Shareholder shall cause Sun and the Sun Affiliated Entities to, use commercially reasonable efforts to comply in all material respects with (i) all applicable federal, state, local and foreign laws, rules and regulations, (ii) all material agreements and obligations, including its respective charter and bylaws, by which it, its properties or its assets may be bound, and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to Sun or the Sun Affiliated Entities or North Bay and its respective properties or assets.

       SECTION 4.6 NOTICES OF CERTAIN EVENTS. Sun or the Shareholder shall, upon obtaining knowledge of any of the following, promptly notify HCC of:

       (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with this Agreement,

       (b) any notice or other communication from any governmental or regulatory agency or authority in connection with this Agreement; and

       (c) any actions, suits, claims, investigations or other judicial proceedings commenced or threatened against Sun which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant hereto or which relate to the consummation of transactions contemplated by this Agreement.

       SECTION 4.7 NECESSARY CONSENTS. After the Closing, the Shareholder shall use commercially reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate to allow Sun or any successor to carry on its business as a subsidiary of HCC after the Closing Date (as defined in Section 9.1 hereof).

       SECTION 4.8 REGULATORY APPROVAL. Sun and, where required pursuant to the rules or regulations of any regulatory agency, the Shareholder will execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign which may be reasonably required, or which HCC may reasonably request, in connection with the consummation of the transaction provided for in this Agreement. Sun and the Shareholder will use commercially reasonable efforts to obtain or assist HCC in obtaining all such authorizations, approvals and consents.

       SECTION 4.9 SATISFACTION OF CONDITIONS PRECEDENT. Sun and the Shareholder shall use commercially reasonable efforts to cause the transactions provided for in this Agreement to be consummated, and, without limiting the generality of the foregoing to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

       SECTION 4.10 COMMUNICATIONS. Without the prior approval of HCC, neither Sun nor any Shareholder will disclose any information relating to the transactions contemplated by this

Agreement, other than to HCC or an officer, director, attorney, or advisor of Sun or the Shareholder who needs to know such information in connection with the negotiation or consummation of the transactions contemplated hereby.

                                      ARTICLE 5

                                  COVENANTS OF HCC

       SECTION 5.1   CONDUCT OF HCC.   From the date hereof until the
occurrence of the earlier of (i) the Effective Time or (ii) the termination of this Agreement pursuant to Section 8.1 hereof, HCC agrees that, except as otherwise permitted with the written consent of the Shareholder, which consent shall not be unreasonably withheld, HCC shall in all material respects conduct its business in the ordinary course PROVIDED, HOWEVER, THAT nothing in this Agreement shall be construed to prohibit or otherwise restrain HCC in any manner from acquiring other businesses or substantially all of the assets thereof. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as contemplated hereby or previously disclosed by HCC to the Shareholder in writing:

       (a) HCC will not adopt or propose any change in its Certificate of Incorporation or Bylaws;

       (b) HCC will not take any action that would result in a failure to maintain the trading of HCC Common Stock on the NYSE; and

       (c)     HCC will not agree or commit to do any of the foregoing.

       SECTION 5.2   LISTING OF HCC COMMON STOCK.   HCC shall use reasonable
efforts to cause the shares of HCC Common Stock to be issued hereunder to be approved for listing on the NYSE within 90 days following the Closing.

       SECTION 5.3   COMPLIANCE WITH OBLIGATIONS.   From the date hereof until
the occurrence of the earlier of (i) the Effective Time or (ii) the termination of this Agreement pursuant to Section 8.1 hereof, HCC agrees that, except as otherwise permitted with the written consent of the Shareholder, which consent shall not be unreasonably withheld, HCC shall use its commercially reasonable efforts to comply in all material respects with (i) all applicable federal, state, local and foreign laws, rules and regulations, (ii) all material agreements and obligations, including its respective charter and bylaws, by which it, its properties or its assets may be bound, and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to HCC and its subsidiaries and their respective properties or assets; except to the extent that the failure to comply with matters in clauses
(i), (ii) and (iii) would not have a Material Adverse Effect on HCC.

       SECTION 5.4   NOTICES OF CERTAIN EVENTS.   From the date hereof until the
occurrence of the earlier of (i) the Effective Time or (ii) the termination of this Agreement pursuant to Section 8.1 hereof, HCC shall, upon obtaining knowledge of any of the following, promptly notify the Shareholder of:

       (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with this Agreement;

       (b) any notice or other communication from any governmental or regulatory agency or authority in connection with this Agreement; and

       (c) any actions, suits, claims, investigations or other judicial proceedings commenced or threatened against HCC which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant hereto or which relate to the consummation of the transactions contemplated by this Agreement.

       SECTION 5.5 RULE 144. For so long as the shares of HCC Common Stock to be issued by HCC to the Shareholder hereunder constitute restricted securities within the meaning of Rule 144 promulgated under the Securities Act, but paragraph (k) of Rule 144 does not apply to the resale of such shares, HCC shall file such reports and take such further actions as may be required pursuant to such Rule 144 to allow the continued sale of such HCC Common Stock by the Shareholder thereunder.

                                      ARTICLE 6

                                 COVENANTS OF HCC,
                               THE SHAREHOLDER AND SUN

       SECTION 6.1 ADVICE OF CHANGES. From the date hereof until the occurrence of the earlier of (i) the Effective Time or (ii) termination of this Agreement pursuant to Section 8.1 hereof, each party hereto agrees that such party will promptly advise the others in writing (i) of any event known to any of its executive officers or the Shareholder occurring subsequent to the date of this Agreement that in its reasonable judgment renders any representation or warranty of such party contained in this Agreement, if made on or as of the date of such event or the Effective Date, untrue, inaccurate or misleading in any material respect and (ii) of any Material Adverse Change in the business condition of the party.

       SECTION 6.2 REGULATORY APPROVALS. From the date hereof until the occurrence of the earlier of (i) the Effective Time or (ii) termination of this Agreement pursuant to Section 8.1 hereof, each party hereto agrees that such party shall execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be requested in connection with the consummation of the transactions contemplated by this Agreement. Each party shall use its commercially reasonable efforts to obtain all such authorizations, approvals and consents.

       SECTION 6.3 CERTAIN FILINGS. From the date hereof until the occurrence of the earlier of (i) the Effective Time or (ii) termination of this Agreement pursuant to Section 8.1 hereof, each party hereto agrees that such party will cooperate with the other parties:

       (a) in connection with the preparation of any filing required by the HSR Act;

       (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement; and

       (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

       SECTION 6.4   SATISFACTION OF CONDITIONS PRECEDENT.   From the date
hereof until the occurrence of the earlier of (i) the Effective Time or
(ii) termination of this Agreement pursuant to Section 8.1 hereof, each party hereto agrees that such party will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are applicable to each of them, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all material consents and authorizations of third parties and to make filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

       SECTION 6.5   CONFIDENTIALITY.

       (a) For a period of five (5) years from the date of this Agreement, each such party will maintain in confidence, and cause its directors, officers, employees, agents, and advisors to maintain in confidence, and not use to the detriment of another party, any written or oral or other information obtained in confidence from another party that in connection with this Agreement or the transactions contemplated hereby unless such information is already known to such party or to others not bound by a duty of confidentiality or unless such information becomes publicly available through no fault of such party, unless the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transaction contemplated hereby or unless the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. This Section 6.5(a) shall not apply to HCC following the Closing, if the Closing occurs.

       (b) If the transactions contemplated by this Agreement are not consummated, each party will return or destroy as much of such written information as may be reasonably requested. Whether or not the Closing takes place, the Shareholder waives, and will upon request cause Sun to waive, any cause of action, right or claim arising out of the access of HCC or its representatives to any trade secrets or other confidential information of Sun except for the intentional competitive misuse by HCC of such trade secrets or confidential information.

       SECTION 6.6 TAX COOPERATION. HCC, Sun, and the Shareholder shall cooperate in the preparation, execution, and filing of all returns, questionnaires, applications, or other documents regarding any sales, use, transfer, value, stock transfer, or stamp taxes, or any transfer, recording, registration, or other fees, or any similar taxes or fees which become payable in connection with the transactions contemplated by this Agreement.

       SECTION 6.7 CHANGE OF NAME OF SUN. HCC reserves the right, at its sole discretion, to change the name of Sun, or to change the structure, organization or operations of Sun, or to move the business and operations of Sun, as determined by HCC in its sole discretion. However, Sun shall grant to Shareholder a non-exclusive, royalty-free license to use the name "Sun" (but not the name "Sun Employer Services") in connection with any business other than the insurance, benefits and related consulting businesses. Without limiting the foregoing, the Shareholder shall have the right to utilize the name "Sun" and the logo of Sun on his Hatteras boat (and any successor boat or affiliated equipment) and with respect to any marina business with which the Shareholder is associated.

       SECTION 6.8 PUBLIC DISCLOSURE OF TRANSACTION. Subject to written advice of counsel with respect to the legal requirements relating to a public disclosure of the transactions contemplated hereby, the timing and content of any announcements, press releases, or other public statements concerning the transactions contemplated herein will be determined solely by HCC, with input from Sun.

                                   ARTICLE 7

                             CONDITIONS TO CLOSING

       SECTION 7.1 CONDITIONS TO OBLIGATIONS OF HCC. The obligations of HCC hereunder are subject to the fulfillment or satisfaction, on and as of the Closing Date, of each of the following conditions (any one or more of which may be waived by HCC, but only in a writing signed by HCC):

       (a) The representations and warranties of Sun and the Shareholder set forth herein remain true and accurate in all material respects on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date and except for changes contemplated by this

Agreement) and the Shareholder shall have provided HCC with a certificate executed by the Shareholder dated as of the Closing Date, to such effect.

       (b) Sun and the Shareholder shall have performed and complied in all material respects with all of the covenants applicable to them contained herein on or before the Closing Date, and HCC shall receive a certificate to such effect signed by the Shareholder.

       (c) Except as set forth in the Sun Disclosure Schedule or the Sun Financial Statements, there shall have been no Material Adverse Change in Sun since June 30, 1998.

       (d) All written consents, assignments, waivers or authorizations, other than Governmental Authorizations, that are required as a result of the transaction contemplated by this Agreement for the continuation in full force and effect of the Material Sun Agreements shall have been obtained.

       (e) HCC shall have received the opinion of counsel to Sun and the Shareholder in form and substance satisfactory to HCC.

       (f) HCC shall have determined that all underwriting agreements and related reinsurance agreements, agency agreements, and commission sharing agreements of Sun in force on the date hereof, including, without limitation, Sun's Agreement with Monumental General Casualty Company and Monumental Life Insurance Company ("Monumental"), which includes a fronting fee of 6% to Monumental, a 22% management fee to Sun, a 3% claims administration fee to Sun, and the ceding of 100% of the employer liability premium (at a rate of 10% of the total gross written premium) to North Bay, will remain in full force and effect, without restriction or modification as a result of the transactions contemplated hereby, for a period of at least 12 months following the Closing Date.

       (g) The Shareholder shall be alive and not, in any way, Disabled. For purposes of this Agreement, the Shareholder shall be deemed to be "Disabled" if he is unable to engage in any substantial portion of his regular duties for Sun by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be reasonably expected to last for a continuous period of not less than 12 months.

       (h) Sun shall have received the unqualified opinion of independent public accountants to Sun on their audited financial statements for the year ended June 30, 1998.

       (i) Sun shall have delivered to HCC its audited balance sheet and its audited income statement for the year ended June 30, 1998.

       (j) Sun is expected to earn, on a pro-forma basis, as reasonably determined by HCC, at least $3,300,000 before income tax for the year ending June 30, 1999.

       (k) The retained earnings, as calculated in accordance with GAAP, applied on a basis consistent with the basis applied in the preparation of the Audited Balance Sheet, of Sun immediately after the Effective Time will equal or exceed $2,000,000.

       (l) The Shareholder shall have tendered all the Sun Common Stock for sale pursuant to this Agreement. No claim shall have been filed, made or threatened by any other person or entity asserting that he, she or it is entitled to any part of the Purchase Price.

       (m) The Shareholder shall have executed and delivered to HCC a five year worldwide Non-Competition Agreement covering all aspects of the insurance business from the date of separation of employment from HCC and Sun and their successors, in a form satisfactory to HCC.

       (n)    All plans, policies, arrangements, and agreements described in
Section 2.12 hereof shall have been terminated, except as approved in writing by HCC.

       (o) On or prior to the Closing Date, the Shareholder shall have furnished HCC with evidence of such consents as the Shareholder shall know, or HCC shall determine, to be required to enable HCC to continue to enjoy the benefit of any lease, license, permit, contract or other agreement or instrument to or of which Sun is a party or beneficiary and which can, by its terms (with consent) and consistent with applicable law, be so enjoyed after the transfer of the Sun Common Stock to HCC. If there is in existence any lease, governmental license, permit or contract that by its terms or applicable law, expires, terminates or is otherwise rendered invalid upon the transfer of the Sun Common Stock to HCC, and such lease, license, permit, or contract is required in order for the business of Sun to continue to be conducted following the transfer of the Sun Common Stock in the same manner as conducted previously, HCC shall have obtained, or been furnished by the Shareholder an equivalent of, that lease, license, permit, or contract effective as of and after the Closing Date.

       (p) HCC shall have received resignations of all persons who are officers or directors of Sun immediately prior to the Closing.

       (q) HCC shall have received general releases in favor of Sun and HCC executed by the Shareholder, Barton, and such other employees, officers, or directors of Sun as HCC may designate. Those releases will not relate to rights or obligations arising under this Agreement.

       (r) HCC shall have received possession of all corporate, accounting, business and tax records of Sun.

       (s) The form and substance of all actions, proceedings, instruments and documents required to consummate the transactions contemplated by this Agreement shall have been satisfactory in all reasonable respects to HCC and HCC's counsel.

       (t) HCC shall have determined that North Bay shall have adequately reserved against all losses incurred by it and shall have a minimum IBNR level for net retained business of at least $1,000,000.

       (u) HCC or a subsidiary of HCC shall have entered into arrangements reasonably satisfactory to HCC with each of Michael S. Hoover and Howard V. Barton, II with respect to their continuing employment.

       (v) The assets set forth on Schedule 2.29 shall be held of record and beneficially by North Bay.

       (w) Bobby G. Black and Joan Black shall each have executed a Purchase Agreement, and an Employment Termination Agreement and Release and Assignment in form and substance acceptable to HCC.

       (x) Michael S. Hoover shall have executed a Purchase Agreement and Assignment relating to the sale of his interest in KIMCO.

       SECTION 7.2 CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDER. The obligations of the Shareholder hereunder are subject to the fulfillment or satisfaction, on and as of the Closing Date, of each of the following conditions (any one or more of which may be waived, but only in a writing signed by such party):

       (a) The representations and warranties of HCC set forth herein shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date and except for changes contemplated by this Agreement) and HCC shall have provided the Shareholder with a certificate executed by an authorized officer of each of HCC, dated as of the Closing Date, to such effect. For the purposes of determining the accuracy of the representations and warranties of HCC, any change or effect in the business of HCC that results in substantial part as a consequence of the public announcement or pendency of the intended acquisition of the Sun Common Stock by HCC shall not be deemed a Material Adverse Change or Material Adverse Effect or other breach of representation or warranty with respect to HCC.

       (b) HCC shall have performed and complied with all of its covenants contained herein in all material respects on or before the Closing Date, and the Shareholder shall have received a certificate to such effect signed by any authorized officer of HCC.

       (c) Except as set forth in the HCC Disclosure Schedule, there shall have been no Material Adverse Change in HCC since June 30, 1998.

       (d) The Shareholder shall have received from Winstead Sechrest & Minick P.C., counsel to HCC, an opinion in form and substance satisfactory to the Shareholder.

       (e) The form and substance of all actions, proceedings, instruments and documents required to consummate the transactions contemplated by this Agreement shall have been satisfactory in all reasonable respects to the Shareholder and his counsel.

       SECTION 7.3 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of the parties hereunder at Closing are subject to the fulfillment, on and as of the Closing Date, of each of the following conditions (any one or more of which may be waived by such parties, but only in a writing signed by such parties):

       (a) No statute, rule, regulation, executive order, decree, injunction or restraining order shall have been enacted, promulgated or enforced (and not repealed, superseded or otherwise made inapplicable) by any court or governmental authority which prohibits the consummation of the transaction contemplated by this Agreement (each party agreeing to use its commercially reasonable efforts to have any such order, decree or injunction lifted).

       (b) There shall have been obtained any and all Governmental Authorizations, permits, approvals and consents of securities or "blue sky" commissions of any jurisdiction and of any other governmental body or agency, that may reasonably be deemed necessary so that the consummation of the transaction contemplated by this Agreement will be in compliance with applicable laws, the failure to comply with which would have a Material Adverse Effect on HCC, Sun, or the Shareholder or would be reasonably likely to subject any of HCC, Sun, or the Shareholder or any of their respective directors or officers to penalties or criminal liability.

       (c) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act, if applicable, shall have expired or been terminated.

                                   ARTICLE 8

                            TERMINATION OF AGREEMENT

       SECTION 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

       (a) By the mutual consent of the Shareholder and the Board of Directors of HCC.

       (b) By the Board of Directors of HCC, if the Shareholder shall have become Disabled or shall have died, or if there has been a material breach by Sun or the Shareholder of any representation, warranty or covenant contained in this Agreement which cannot be, or has not been, cured within 15 days after written notice of such breach is given to the Shareholder, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (d) below.

       (c) By the Shareholder, if there has been a material breach by HCC of any representation, warranty, or covenant contained in this Agreement which cannot be, or has not been, cured within 15 days after written notice of such breach is given to HCC, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (e) below.

       (d) By the Board of Directors of HCC, if all conditions of Closing set forth in Sections 7.1 and 7.3 of this Agreement have not been satisfied or waived by November 15, 1998, provided, however, that HCC shall not be entitled to terminate this Agreement pursuant to this subparagraph (d) if it is in willful and material violation of any of its representations, warranties, or covenants contained in this Agreement.

       (e) By the Shareholder, if all conditions of Closing set forth in Sections 7.2 and 7.3 of this Agreement have not been satisfied or waived by November 15, 1998, provided, however, that the Shareholder shall not be entitled to terminate this Agreement pursuant to this subparagraph (e) if the Shareholder or Sun is in willful and material violation of any representation, warranty, or covenant contained in this Agreement.

       (f) If any governmental authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

       SECTION 8.2 EFFECT OF TERMINATION. Upon termination of this Agreement pursuant to this Article 8, this Agreement shall be void and of no effect and shall result in no obligation of or liability to any party or their respective directors, officers, employees, agents or Shareholder other than the obligations under Section 6.5 hereof, unless such termination was the result of an intentional breach of any representation, warranty or covenant in this Agreement, in which case the party who breached the representation, warranty or covenant shall be liable to the other parties for damages, and all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement.

                                   ARTICLE 9

                                CLOSING MATTERS

       SECTION 9.1 THE CLOSING. Subject to termination of this Agreement as provided in Article 8 above, the closing of the transactions provided for herein (the "Closing") will take place at the offices of Winstead Sechrest & Minick P.C., 910 Travis Street, Suite 2400, Houston, Texas 77002 at 10:00 a.m., Houston Time on November 5, 1998, or, if all conditions to Closing have not been satisfied or waived by such date, such other place, time and date as the Shareholder and HCC may mutually select (herein sometimes called the "Effective Time" or the "Closing Date").

                                   ARTICLE 10

                                INDEMNIFICATION

       SECTION 10.1 SHAREHOLDER AGREEMENT TO INDEMNIFY. Subject to the limitations set forth in this Article 10, from and after the Effective Time, the Shareholder will indemnify and hold harmless HCC and its officers, directors, agents, employees, successors, and assigns and each person, if any, who controls or may control HCC within the meaning of the Securities
Act (hereinafter referred to individually as a "Sun Indemnified Person" and collectively as "Sun Indemnified Persons") from and against any and all claims, demands, actions, causes of action, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees, (net of: (i) any recoveries under insurance policies or any amounts that would have been recoverable under insurance policies if the Surviving Corporation had continued to maintain the same insurance coverage maintained by Sun on the date of this Agreement; (ii) recoveries from third parties; and
(iii) tax savings known to Sun Indemnified Persons at the time of making of claims hereunder) made against or incurred by Sun Indemnified Persons (hereafter in this Section 10 referred to as "HCC Damages"), arising out of any material misrepresentation or breach of or default under any of the representations, warranties, covenants or agreements given or made in this Agreement or any certificate or exhibit delivered by or on behalf of Sun or the Shareholder pursuant hereto. The indemnification provided for in this
Section 10.1 will not apply unless and until the aggregate HCC Damages for which one or more Sun Indemnified Persons seeks indemnification exceeds $150,000 in the aggregate, in which event the indemnification provided for will include all HCC Damages (a franchise deductible). The Sun Indemnified Persons are only entitled to be reimbursed for the actual indemnified expenditures or damages incurred by them for the above described losses.
Such Sun Indemnified Persons are not entitled to consequential, special, or other speculative or punitive categories of damages. Notwithstanding the foregoing, in no event shall the Shareholder have any obligation for indemnification pursuant to this Section 10.1 in excess of an aggregate of $15,000,000.

       SECTION 10.2 INDEMNIFICATION WITH RESPECT TO TAXES AND LICENSING. In addition to the indemnification provided in Section 10.1 above, the Shareholder will indemnify and hold harmless the Sun Indemnified Persons from and against all HCC Damages, whenever incurred, arising out of: (i) any Taxes including, without limitation any Taxes accruing out of the redemption of stock in exchange for the Barton Ridge Property and other property set forth in Section 4.1(e) or (ii) from the failure to have obtained any license including without limitation, any managing general agent's license, relating to the business of Sun or any Sun Affiliated Entity or North Bay attributable to any period preceding the Effective Time.

       SECTION 10.3 INDEMNIFICATION FOR OTHER SPECIFIED CLAIMS. In addition to the indemnification provided in Sections 10.1 and 10.2 above, the Shareholder will indemnify and hold harmless the Sun Indemnified Persons from and against all HCC Damages, whenever incurred, arising out of any liability or claimed liability of Sun or any Sun Affiliated Entity or Shareholder or

Barton to (i) William G. McKnight; (ii) Specialty Assistance Services, Inc.;
(iii) Bobby G. Black or Joan Black.

       SECTION 10.4 HCC AGREEMENT TO INDEMNIFY. Subject to the limitations set forth in this Article 10, from and after the Effective Time, HCC will indemnify and hold harmless the Shareholder, Barton and each of their administrators, heirs, personal representatives, successors and assigns (hereinafter in this Section 10.4 referred to individually as an "HCC Indemnified Person" and collectively as "HCC Indemnified Persons") from and against any and all claims, demands, actions, causes of action, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees (net of: (i) any recoveries under insurance policies;
(ii) recoveries from third parties; and (iii) tax savings known to HCC Indemnified Persons at the time of making a claim hereunder) (hereafter in this Section 10.4 referred to as "Sun Damages") arising out of any misrepresentation or breach of or default under any of the representations, warranties, covenants and agreements given or made by HCC in this Agreement or any certificate or exhibit delivered by or on behalf of HCC pursuant hereto. The indemnification provided for in this Section 10.4 will not apply unless and until the aggregate Sun Damages for which one or more HCC Indemnified Person seeks indemnification exceeds $150,000 in the aggregate, in which event the indemnification provided for will include all Sun Damages (a franchise deductible). The HCC Indemnified Persons are only entitled to be reimbursed for the actual indemnified expenditures or damages incurred by them for the above described losses. Such HCC Indemnified Persons are not entitled to consequential, special, or other speculative or punitive categories of damages. Notwithstanding the foregoing, in no event shall HCC have any obligation for indemnification pursuant to this Section 10.4 in excess of an aggregate of $15,000,000.

       SECTION 10.5 INDEMNIFICATION OF CLAIM BY INTERNATIONAL SPECIAL RISKS, LTD. In addition to the indemnification provided in Section 10.4 above, HCC will indemnify and hold harmless the HCC Indemnified Persons from and against all Sun Damages, whenever incurred, arising out of any liability or claims of liability of the Shareholder or any affiliate of the Shareholder regarding the contract between Sun and International Special Risks, Ltd. and HCC will not seek any indemnity from the Shareholder with respect to any such claim.

       SECTION 10.6 SURVIVAL OF REPRESENTATIONS. Unless any representation, warranty, covenant or agreement is required to terminate at an earlier time in order to maintain the applicable pooling-of-interests accounting treatment, each representation, warranty, covenant and agreement set forth in this Agreement will remain operative and in full force and effect for a period of one year after the Closing (the last date of such one year period being herein called the "Final Date"), regardless of any investigation made by or on behalf of the parties to this Agreement, upon which Final Date such representations, warranties, covenants and agreements shall expire and be of no further force and effect except for the covenants set forth in Section 6.5 hereof and except that the indemnification provided for in Sections 10.2 and
10.3 of this Agreement shall survive until a final resolution of all such matters. Except as provided in the preceding sentence, any litigation or other action of any kind arising out of or attributable to a breach of any representation, warranty, covenant or agreement contained in this Agreement, must be commenced prior to the Final Date. If not so commenced prior to the Final Date, any claims or indemnifications brought under this Article 10 (except for those relating to a breach of the covenants set forth in Section 6.5 hereof or relating to indemnification under Sections 10.2 or 10.3 hereof) will thereafter conclusively be deemed to be waived regardless of when such claim is or should have been discovered. Any such claim for indemnification brought under this Article 10, brought before the Final Date, shall survive until a final resolution of such claim is effective. As set forth herein, no investigation by any party hereto into the business, operations and conditions of the other party shall diminish in any way the effect of any representation or warranty made by any such party in this Agreement or shall relieve any party of any of its obligations under this Agreement.

       SECTION 10.7  PROCEDURE FOR INDEMNIFICATION; THIRD PARTY CLAIMS.

       (a)    Promptly after receipt by an indemnified party under this
Article 10 of notice of a claim against it for indemnification brought under this Article 10 (a "Claim"), the indemnified party will, if a claim is to be made against an indemnifying party, give prompt written notice to the indemnifying party of the Claim, but the failure to promptly notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such prompt notice. Such notice shall contain a description in reasonable detail of facts upon which such Claim is based and, to the extent known, the amount thereof.

       (b) If any Claim referred to in this Article 10 is made by a third party against an indemnified party and such indemnified party gives written notice to the indemnifying party of the Claim, the indemnifying party will be entitled to participate in the defense of Claim and, to the extent that it wishes to assume the defense of the Claim and, after written notice from the indemnifying party to the indemnified party of its election to assume the defense of the Claim, the indemnifying party shall assume such defense and will not be liable to the indemnified party under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of the Claim in each case subsequently incurred by the indemnified party in connection with the defense of the Claim

                                   ARTICLE 11

                                 MISCELLANEOUS

       SECTION 11.1 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

       SECTION 11.2 FEES AND EXPENSES. Until otherwise agreed by the parties, each party shall bear its own fees and expenses, including counsel fees and fees of brokers and investment bankers contracted by such party, in connection with the transaction contemplated hereby, provided, however that if the transaction contemplated by this Agreement is consummated, the expenses of Shareholder and Barton shall be paid by Sun.

       SECTION 11.3 NOTICES. Whenever any party hereto desires or is required to give any notice, demand, or request with respect to this Agreement, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed, United States registered or certified mail, return receipt requested, postage prepaid, or sent by prepaid overnight courier or confirmed telecopier, addressed as follows:

        HCC:

              HCC Insurance Holdings, Inc.
              13403 Northwest Freeway
              Houston, Texas 77040-6094
              Telecopy: (713) 462-2401
              Attention: Frank J. Bramanti, Executive Vice President

       With a copy (which shall not constitute notice) to:

              Winstead Sechrest & Minick P.C.
              910 Travis, Suite 2400
              Houston, Texas 77002-5895
              Telecopy: (713) 650-2400
              Attention: Arthur S. Berner, Esq.

       Shareholder, Barton or, prior to the Closing, Sun:

              Mr. Howard V. Barton
              8213 Marsh Pointe Drive
              Montgomery, Alabama  36117

       With a copy (which shall not constitute notice) to:

              Capell, Howard, Knabe & Cobbs, P.A.
              57 Adams Avenue
              Montgomery, Alabama  36104-4045
              Telecopy:  (334) 323-8888
              Attention:  Henry H. Hutchinson, Esq.

       Such communications shall be effective when they are received by the addressee thereof. Any party may change its address for such communications by giving notice thereof to other parties in conformity with this Section.

       SECTION 11.4 GOVERNING LAW. The internal laws of the State of Texas (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

       SECTION 11.5 BINDING UPON SUCCESSORS AND ASSIGNS, ASSIGNMENT. This Agreement and the provisions hereof shall be binding upon each of the parties, their permitted successors and assigns. This Agreement may not be assigned by any party without the prior consent of the other; provided, however, that HCC shall be permitted at any time prior to the Effective Time to cause the assignment of its rights and obligations under this Agreement to a wholly owned (directly or indirectly) subsidiary of HCC (without in any way relieving HCC of its obligations under this Agreement).

       SECTION 11.6 SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall continue in full force and effect and in no way be affected, impaired or invalidated.

       SECTION 11.7 ENTIRE AGREEMENT. This Agreement, together with the Confidentiality Agreement, and any other agreement and instrument referenced herein constitute the entire understanding and agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto.

       SECTION 11.8 AMENDMENT AND WAIVERS. Any and all amendments and modifications of this Agreement must be in writing and signed by HCC and the Shareholder. No term, provision, or condition of this Agreement or any breach thereof may be waived except in a writing signed by HCC (in the case of a waiver by HCC) or by the Shareholder (in the case of a waiver by Sun or the Shareholder). Any such waiver shall not be deemed to constitute a waiver of any other term, provision, condition, or any succeeding breach thereof, unless such waiver so expressly states.

       SECTION 11.9 NO WAIVER. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

       SECTION 11.10 CONSTRUCTION OF AGREEMENT. A reference to an Article, Section or an Exhibit shall mean an Article of, a Section in, or Exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

       SECTION 11.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all the parties reflected hereon as signatories.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                          HCC INSURANCE HOLDINGS, INC.



                                          By: /s/ Frank J. Bramanti
                                             -----------------------------------
                                          Name:  Frank J. Bramanti,
                                          Title: Executive Vice President









                 SIGNATURE PAGE OF STOCK PURCHASE AGREEMENT

                                          SUN EMPLOYER SERVICES, INC.,
                                          an Alabama corporation



                                          By: /s/ Howard V. Barton
                                             -----------------------------------
                                          Name:  Howard V. Barton
                                          Title: President



                                          /s/ Howard V. Barton
                                          --------------------------------------
                                          Howard V. Barton, individually



                                          /s/ Elizabeth A. Barton
                                          --------------------------------------
                                          Elizabeth A. Barton










                 SIGNATURE PAGE OF STOCK PURCHASE AGREEMENT